Exhibit 99.2

Investor Contact:
Laurie Little
The Piacente Group, Inc.
212-481-2050
farmerbros@tpg-ir.com

Farmer Bros. Co. Appoints Ellen D. Iobst as Chief Operations Officer

Northlake, Texas--(GLOBE NEWSWIRE)—February 21, 2017—Farmer Bros. Co. (NASDAQ: FARM) (the “Company” or “Farmer Bros.”), today announced the appointment of Ellen D. Iobst as Chief Operations Officer, effective February 20, 2017.
“Ellen’s experience and background makes her an ideal choice to further enhance the strength and depth of our management team,” said President and CEO, Mike Keown. “Her combination of industry, retail and consumer knowledge uniquely qualifies her to drive Farmer Brothers’ operating priorities and help develop leading practices within the Company. After having recently worked with Ellen on our strategic initiatives, I know Ellen has the leadership capabilities to support the continuing transformation of Farmer Brothers.”
Ms. Iobst has a robust background in leading supply chain strategies that enable businesses to grow, expand and innovate faster. Ms. Iobst was recently working as an independent consultant with Farmer Bros. on a number of strategic initiatives, including manufacturing sourcing, supply chain improvement, M&A and project implementation. Prior to working with Farmer Bros., Ms. Iobst was SVP, Supply Chain and Chief Sustainability Officer at Sunny Delight Beverages Co., a manufacturer of the Sunny Delight brand chilled juice drink, and before that she worked at Procter & Gamble, a multinational consumer goods company, for over 20 years, most recently leading its juice supply chain operations. Ms. Iobst graduated with a B.S. degree in Chemical Engineering from Lehigh University.
About Farmer Bros. Co.

Founded in 1912, Farmer Bros. Co. is a national coffee roaster, wholesaler and distributor of coffee, tea and culinary products. The Company's product lines include organic, Direct Trade and sustainably-produced coffee. With a robust line of coffee, hot and iced teas, cappuccino mixes, spices, and baking/biscuit mixes, the Company delivers extensive beverage planning services and culinary products to its U.S. based customers. The Company serves a wide variety of customers, from small independent restaurants and foodservice operators to large institutional buyers like restaurant and convenience store chains, hotels, casinos, hospitals, and gourmet coffee houses, as well as grocery chains with private brand coffee and consumer-facing branded coffee and tea products.

Headquartered in Northlake, Texas, Farmer Bros. Co. generated net sales of over $500 million in fiscal 2016 and has approximately 1,600 employees nationwide. The Company's primary brands include

Farmer Brothers®, Artisan Collection by Farmer Brothers™, Superior®, Metropolitan™, Cain's™, McGarvey® and China Mist®. For more information, visit: www.farmerbros.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements.” When used in this press release, the words “will,” “expects,” “anticipates,” “estimates,” “believes,” and similar expressions, and statements which are made in the future tense or refer to future events or developments are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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